EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

At Hall, Kinion & Associates, Inc.
Investor Contact: Martin Kropelnicki Vice President & CFO (415) 925-8700	Media Contact: Laila Kaiser Marketing Director (415) 925-8700

HALL KINION ANNOUNCES POST-ACQUISITION PRELIMINARY FINANCIAL
RESULTS FOR THIRD QUARTER 2002

SAN JOSE, CA – September 4th — Hall, Kinion & Associates, Inc. (Nasdaq: HAKI), The Talent Source™, announced today preliminary financial post-acquisition guidance for the third quarter ending September 29, 2002.

Based on preliminary estimates, Hall Kinion increased its revenue estimate to a revised range of $29 million to $31 million, from an initial pre-acquisition range of $24 million to $26 million. In addition the Company increased its earnings per share estimate from an expected loss of $0.07 to $0.09 per share to break-even.

The revision to previously announced guidance for the third quarter was primarily a result of Hall, Kinion’s recent acquisition on August 9, 2002, of OnStaff, a specialty staffing firm based in Burbank, California. The increase in both revenue guidance and EPS, represents the inclusion of OnStaff’s projected results for the last two months of the third quarter.

“The acquisition of OnStaff is strategic to Hall Kinion for two main reasons” stated Brenda Rhodes, Chairman and CEO. “One, it further diversifies us as a specialized staffing company that places scarce talent in high demand areas and two, gives us an immediate presence in the Banking & Finance, Healthcare and Title Industries”. “Further, OnStaff gives us a position of strength given their strong name brand, customer service focus and reputation within these industries.”

About Hall Kinion & Associates

Hall Kinion & Associates, Inc., The Talent Source™ for specialized professionals, delivers world-class talent on a contract and full-time basis to high-demand sectors around the globe. The company finds, evaluates and places professional talent in more than 15 critical industries including: Technology, Finance, Medical and Healthcare, Government and Energy. Founded in 1991, Hall Kinion’s client list includes many of the world’s most prominent technology innovators such as Compaq, AT&T Wireless and IBM. The company currently operates in the United States and abroad. Hall Kinion’s Web site address is http://www.hallkinion.com.

About OnStaff

OnStaff, a premier national specialty staffing company, places temporary and full-time employees in Real Estate, Finance and Healthcare industries. The company operates three specialized staffing divisions: TitleTemps; Finance & Accounting; and Healthcare. OnStaff also has two online recruiting and placement websites: TheBoardNetwork.com and MediCenter.com. OnStaff’s Web site address is http://www.onstaff.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding Hall Kinion’s expectations, beliefs, hopes, intentions, models or strategies regarding the future. All forward-looking statements included in this release are based upon information available to Hall Kinion as of the date thereof, and Hall Kinion assumes no obligation to update any such forward-looking statement. Actual results could differ materially from Hall Kinion’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to the rate of hiring and productivity of sales and sales support personnel; the availability of qualified IT professionals; changes in the relative mix between contract and permanent placement services; changes in the pricing of Hall Kinion’s services; the timing and rate of entrance into or exit from new geographic markets and the addition and closing of offices; the structure and timing of acquisitions, changes in demand for IT professionals; changes in the economic outlook for the high technology industry and general economic factors. Please refer to the discussion of risk factors and other factors included in Hall Kinion’s Report on Form 10-K for the year ended December 30, 2001 and other filings made with the Securities & Exchange Commission.

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